Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Congaree Bancshares, Inc. of our report dated April 12, 2011, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Congaree Bancshares, Inc. for the year ended December 31, 2010.

/s/ Elliott Davis, LLC
Columbia, South Carolina
December 16, 2011